Exhibit (a)(5)(A)

Announcement

Louis Dreyfus Commodities LLC Agrees to Acquire Imperial Sugar Company

SUGAR LAND and WILTON (May 1, 2012)—Imperial Sugar Company (NASDAQ: IPSU) (“Imperial Sugar”) and Louis Dreyfus Commodities LLC today announced a definitive agreement under which a subsidiary of Louis Dreyfus Commodities LLC will acquire Imperial Sugar through a cash tender offer and second step merger at $6.35 per share. The $6.35 per share represents a 57% premium to Imperial Sugar’s closing stock price on April 30, 2012, the last trading day prior to today’s announcement, and a 50% premium to Imperial Sugar’s trailing 30-day volume weighted average stock price.

The proposed transaction has been unanimously approved by Imperial Sugar’s board of directors, who have agreed to recommend that Imperial Sugar’s common shareholders tender their shares in the offer. The all-cash transaction represents a value of approximately $203 million, including the assumption of debt and pension liabilities.

John Sheptor, President and Chief Executive Officer of Imperial Sugar, said, “This is a compelling transaction that delivers significant value for our shareholders while offering financial stability and organizational resources to allow us to continue to meet the needs of our customers.”

Mikael Morn, Chief Executive Officer of Louis Dreyfus Commodities LLC, said, “Imperial Sugar is a well-established operator in the sugar industry in North America, and we see an excellent strategic fit with Louis Dreyfus Commodities LLC. This transaction is an important step forward in our plan to grow and diversify our global sugar activities from sugar cane crushing and international sugar trading into sugar refining and distribution in major consumer markets.”

Under the terms of the merger agreement, Louis Dreyfus Commodities LLC will commence a cash tender offer no later than May 11, 2012. The closing of the transaction is expected to occur during the second calendar quarter of 2012, and is subject to the satisfaction of customary closing conditions, including expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act and a minimum tender of at least 66 2/3% of the Company’s total shares outstanding. Louis Dreyfus Commodities LLC will be funding the transaction through available cash and existing credit lines and the offer will not be subject to a financing condition.

Perella Weinberg Partners LP is acting as exclusive financial advisor to Imperial Sugar and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor. Barclays is acting as exclusive financial advisor to Louis Dreyfus Commodities LLC and McGrath North Mullin & Kratz, PC LLO is acting as legal advisor.

About Imperial Sugar

Imperial Sugar is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Exhibit (a)(5)(A)

About Louis Dreyfus Commodities LLC

Louis Dreyfus Commodities LLC and its subsidiaries have a highly diversified agricultural business in North America and operate in the cotton, grains, oilseeds, sugar, coffee, and juice markets. With approximately 1,650 employees, Louis Dreyfus Commodities LLC’s operations include six agricultural processing plants and over 30 logistics assets including five grains/oilseeds export elevators, 10 interior grains/oilseeds elevators and 20 cotton warehouses.

Louis Dreyfus Commodities LLC is a member of the Louis Dreyfus Commodities Group of companies. The Group’s portfolio includes oilseeds, grains, rice, freight, finance, juice, cotton, coffee, sugar, metals, dairy, fertilizers and ethanol businesses. With 160 years in the commodities business, the Louis Dreyfus Commodities Group maintains a dynamic culture with 35,000 employees at peak season, and offices in more than 55 countries. For more information, visit www.ldcommodities.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Statements herein regarding the proposed transaction among Louis Dreyfus Commodities LLC and Imperial Sugar Company, future financial and operating results and any other statements about future expectations constitute “forward looking statements.” These forward looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Imperial Sugar’s filings with the Securities and Exchange Commission, including Imperial Sugar’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which are available at the SEC’s Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The tender offer has not yet commenced and important information regarding the terms of the tender offer will be contained in a Schedule TO filed by the acquirer. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Imperial Sugar. At the

Exhibit (a)(5)(A)

time the offer is commenced, the acquirer will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and in connection with the proposed transaction, Imperial Sugar Company plans to file with the SEC a Tender Offer Solicitation/Recommendation Statement under cover of Schedule 14D-9. Investors and security holders of Imperial Sugar Company are urged to read the acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 and any other relevant documents filed with the SEC when they are available before any decision is made with respect to the tender offer because they will contain important information about Imperial Sugar Company, the proposed transaction and related matters. Acquirer’s tender offer statement and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 will be mailed to stockholders of the Company. Investors and security holders of the Company will be able to obtain copies of acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and the Schedule 14D-9, when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about Imperial Sugar Company and the tender offer, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Imperial Sugar Company by directing a request at our Investor Relations page on our corporate website at http://www.imperialsugarcompany.com/investor-relations.html.